EXHIBIT 10.2

September 7, 2011

Robert Blocker

2164 Dartmouth Gate Court

Wildwood, MO 63011

RE:	Employment Agreement

Dear Bob:

Per your conversation with Mark Knoy and Joel Tokarz, we are attaching this addendum to your previously executed employment agreement.

SEVERANCE

In the event that your employment is terminated without cause during the first year of your ACL employment, the Company shall pay to you an amount equal to six (06) months of your then current base salary. Any payments made by the Company shall be governed and administered by the Company’s Severance Policy and (a) be subject to appropriate withholdings and deductions, (b) be paid to you in periodic installments in accordance with the Company’s regular payroll schedule, and (c) be contingent upon you executing a mutually acceptable severance agreement and release. After your first employment anniversary, your severance opportunity shall revert to the Company’s standard Severance Policy.

Sincerely,

/s/ Barbara Swartz

Barbara J. Swartz

Director, Human Resources

American Commercial Lines (ACL)

American Commercial Lines